Exhibit 11


                 Statement of Computation of Per Share Earnings

NET LOSS PER SHARE
Net loss per share is calculated as follows:
(in thousands, except per share data)


                                                 2000        1999        1998
                                               --------    --------    --------
Net loss                                       $ (8,232)   $(17,328)   $(18,728)
                                               ========    ========    ========
BASIC:
  Weighted average common shares outstanding     10,271      10,000       5,365
                                               ========    ========    ========
  Net loss per common share                    $  (0.80)   $  (1.73)   $  (3.49)
                                               ========    ========    ========

DILUTED:
  Weighted average common shares outstanding     10,271      10,000       5,365
  Effect of dilutive securities:
    Convertible notes                                --          --          --
    Stock options                                    --          --          --
    Warrants                                         --          --          --
                                               --------    --------    --------
  Weighted average common and common
    equivalent shares outstanding                10,271      10,000       5,365
                                               ========    ========    ========
  Net loss per common and common
  equivalent share                             $  (0.80)   $  (1.73)   $  (3.49)
                                               ========    ========    ========